August 10, 2020

Glu Mobile Inc.
875 Howard Street
Suite 100
San Francisco, CA 94103

Ladies and Gentlemen:

I serve as General Counsel to Glu Mobile Inc., a Delaware corporation (the “Company”), and have served as the Company’s General Counsel in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of up to 7,000,000 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”) to be issued or delivered pursuant to the Glu Mobile Inc. Amended and Restated 2007 Equity Incentive Plan (the “Plan”).

In connection with this opinion, I have reviewed and am familiar with, originals or copies, certified or otherwise identified to my satisfaction, of such documents as I have deemed necessary or appropriate as a basis for the opinion set forth below including (1) the Registration Statement, (2) the prospectus prepared in connection with the Registration Statement (the “Prospectus”), (3) the Plan and the forms of agreements and documents related thereto, (4) the Certificate of Incorporation and Bylaws of the Company, each as amended to date, (5) a confirmation from the Company’s transfer agent as to the number of outstanding shares of the Company’s capital stock, dated as of August 7, 2020 (6) a list of the Company’s option, restricted stock units and warrant holders and holders of any other rights to purchase the Company’s capital stock as of August 7, 2020 and (7) resolutions of the Company’s board of directors and stockholders relating to the Plan. In rendering the opinion expressed herein, I have assumed the genuineness of all signatures, the authenticity of all documents, instruments and certificates purporting to be originals, the conformity with the original documents, instruments and certificates of all documents, instruments and certificates purporting to be copies, and the legal capacity to sign of all individuals executing documents, instruments and certificates.

Based upon and subject to the foregoing and the effectiveness of the Registration Statement, I am of the opinion that when the Shares are issued and delivered against payment therefor, pursuant to the Plan and the provisions of the agreements to be entered into under the Plan, and in the manner and for the consideration stated in the Registration Statement and the Prospectus, such Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion letter as Exhibit 5.01 to the Registration Statement.

This opinion letter is rendered as of the date first written above and I disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify the opinion expressed herein. I am a member of the bar of the State of California and the opinion expressed herein is expressly limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect. I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares.

Very truly yours,

/s/ Scott J. Leichtner
Scott J. Leichtner
Vice President and General Counsel, Glu Mobile Inc.